Nonstatutory Stock Option Agreement

THIS NONSTATUTORY STOCK OPTION AGREEMENT ('Agreement") is made and entered into as of the date set forth below, by and between FUTUREONE, INC., a Nevada corporation (the "Company"). and the following consultant to the Company (herein, the "Optionee'): Robert D. McNeil-Optionee.

         In consideration of the covenants set forth in this Agreement, the parties agree as follows:

1.       Option Information

         (a)      Date of Option: February 1, 2001

         (b)      Optionee: Robert D. McNeil

         (C)      Number of Shares: 485,000

         (d)      Exercise Price: $00.15


2.       Acknow1edgmements

         (a) Optionee is an independent consultant to the Company, not an employee. Optionee has agreed to provide consulting services to Company for a period of two(2) years. During said two (2) year period, Optionee agrees, in addition to the consultation duties currently provided, to make himself and his resume available to Company for Shareholder Meetings and Press Releases.

         (b) The Board of Directors (the "Board" which term shall include an authorized committee of the Board of Directors) and shareholders of the Company have heretofore adopted an
                  Incentive Stock Plan (the Plan"), pursuant to which this Option is being granted.


         (c) The Board has authorized the granting to Optionee of a nonstatutory stock option ("Option") to purchase shares of common stock of the Company ("Stock") upon the terms and conditions hereinafter stated and pursuant to an exemption from registration under the Securities Act of 1933, as amended (the "Securities Act") provided by Rule 701 thereunder.

3.       Shares, Price

         The Company hereby grants to Optionee the right to purchase, upon and subject to the terms and conditions herein stated, the number of shares of Stock set forth in Section 1(c) above (the "Shares") for cash (Or other consideration as is authorized under the Plan and acceptable to the Board, in their sole and absolute discretion) at the price per Share set forth in Section 1(d) above (the "Exercise Price").

4.       Term of Option

         This Option shall expire, and all rights under it to purchase the Shares, shall terminate five(S) years from the date of this


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         this Option and purchase Shares to the extent,  but only to the extent, that Optionee could have exercised this Option as of the date of Optionee's death; provided, in any case, that this Option may be so exercised only to the extent that this Option has not previously been exercised by Optionee.

 9.      No Rights as Sharehholder~


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         Optionee  shall  have no rights as a  shareholder  with  respect to the
         Shares covered by this Option until the effective date of the issuance of shares following exercise of this Option, and no adjustment will be made for dividends or other rights for which the record date is prior to the date such stock certificate or certificates are issued.




10.      Taxation Upon Exercise of Option

         Optionee understands that, upon exercise of this Option, Optionee will recognize income, for Federal and state income tax purposes, in an amount equal to the amount by which the fair market value of the Shares, determined as of the date of exercise, exceeds the Exercise Price. The acceptance of the Shares by Optionee shall constitute an agreement by Optionee to report such income in accordance with then applicable law and to cooperate with Company in establishing the amount of such income and corresponding deduction to the Company for its income tax purposes. withholding for federal or state income and employment tax purposes will be made, if and as required by law, from Optionee's then current compensation, or, if such current compensation is insufficient to satisfy withholding tax liability, the Company may require Optionee to make a cash payment to cover the liability as a condition of the exercise of this Option.


11.      Notices

         Any notice required to be given pursuant to this Option or the Plan shall be in writing and shall be deemed to be delivered upon receipt or, in the case of notices by the Company, 5 days after deposit in the U.S. mail, postage prepaid, addressed to Optionee at the address last provided by Optionee for use in Company records related to Optionee.

12.      Agreement Subject to Plan; Applicable Law

         This Option is made pursuant to the Plan and shall be interpreted to comply therewith. A copy of the Plan is available to optionee, at no charge, at the principal office of the Company. Any provision of this Option inconsistent with the Plan shall be considered void and replaced with the applicable provision of the Plan. This Option has been granted, executed and delivered in the State of Colorado, and the interpretation and enforcement shall be governed by the laws thereof and subject to the exclusive jurisdiction of the courts therein.


IN WITNESS WHEREOF, the parties hereto have executed this Option as of the date first above written.
FUTUREONE, INC.


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Its:

/s/ Donald D. Cannell
---------------------------
Donald D. Cannell, President

Its:
/s/ Robert D. McNeil
--------------------------
Robert D. McNeil, Optionee